Exhibit 10.3

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is entered into by and between Mallorie Burak (the “Executive”) and Energous Corporation, a Delaware corporation (the “Company”), on June 12, 2024 and is effective June 1, 2024 (the “Effective Date”).

1.            Term of Agreement.

       Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate the earlier of the third (3rd) anniversary of the Effective Date (the “Expiration Date”) or the date the Executive’s employment with the Company terminates for a reason other than a CIC Qualifying Termination; provided, however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before Expiration Date, then this Agreement shall remain in effect through the earlier of:

       (a)            The date the Executive’s employment with the Company terminates for a reason other than a CIC Qualifying Termination, or

       (b)            The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company due to a CIC Qualifying Termination.

This Agreement shall renew automatically and continue in effect for three (3) year periods measured from the initial Expiration Date, unless the Company provides Executive notice of non-renewal at least three (3) months prior to the date on which this Agreement would otherwise renew. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or 3 below, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination or a CIC Qualifying Termination, as applicable.

2.            Termination upon a Qualifying Termination other than a CIC Qualifying Termination. In the event of a Qualifying Termination that is not a CIC Qualifying Termination, notwithstanding any rights or benefits the Executive is eligible to receive under any other applicable plan, employment agreement, or similar contract with the Company, the terms of this Agreement shall represent the sole rights and benefits the Executive is eligible to receive as a result of the Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:

       (a)            Severance Benefits. The Company shall pay the Executive (1) twelve (12) months of Executive’s monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination), and (2) an amount equal to one hundred percent (100%) of the Executive’s target bonus (together, such salary and bonus payments the “Severance”). The Executive will receive the Severance in a cash lump-sum in accordance with the Company’s standard payroll procedures which will be made on the first business day occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

       (b)            Equity. (a) None of the Executive’s then-outstanding unvested Equity Awards (as defined below) that vest upon satisfaction of performance criteria, shall accelerate and become vested and (b) except to the extent that it would cause adverse tax treatment to Executive under Section 409A of the Code fifty percent (50%) of the Executive’s then-outstanding unvested Equity Awards, other than any Equity Awards that vest upon satisfaction of performance criteria, shall accelerate and become vested.

(c)           Pay in Lieu of Continued Employee Benefits. If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company or its successor shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the twelve (12) month period following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of the Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence on the later of (i) the first day of the month following the month in which Executive experiences a Separation and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (x) the effective date on which Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the last day of the period twelve (12) months after the Separation, provided that, any taxable payments under Section 2(c) will not be paid before the first business day occurring after the sixtieth (60th) day following the Separation and, once they commence, will include any unpaid amounts accrued from the date of Executive’s Separation (to the extent not otherwise satisfied with continuation coverage). However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 6(e)(3) below spans two calendar years, then the payments which constitute deferred compensation subject to Section 409A of the Code will not in any case be paid in the first calendar year. Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

       (d)            General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 2 shall not apply unless the Executive (i) has executed the Company’s standard form of release of all known and unknown claims (“Release”) that the Executive may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.. The Company will deliver the form of Release to the Executive within thirty (30) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form, and in all events within sixty (60) days following the termination event described in Section 2, as applicable.

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3.            CIC Qualifying Termination. In the event of a CIC Qualifying Termination, notwithstanding any rights or benefits the Executive is eligible to receive under any other applicable plan, employment agreement, or similar contract with the Company, the terms of this Agreement shall represent the sole rights and benefits the Executive is eligible to receive as a result of the CIC Qualifying Termination. For the avoidance of doubt, the Executive can only receive the payments below upon a CIC Qualifying Termination and in such event will not be eligible to receive any of the payments or benefits set forth in Section 2. If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:

       (a)            CIC Severance Benefits. The Company shall pay the Executive: (1) twelve (12) months of the Executive’s monthly base salary (at the rate in effect immediately prior to the actions that resulted in the CIC Qualifying Termination), and (2) an amount equal to one hundred percent (100%) of the Executive’s target bonus (together, such salary and bonus payments the “CIC Severance”). The Executive will receive the CIC Severance in a cash lump-sum in accordance with the Company’s standard payroll procedures which will be made on the first business day occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

       (b)            Equity. Each of Executive’s then-outstanding unvested Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable with respect to one hundred percent (100%) of the then unvested shares subject to all Equity Awards, except to the extent that it would cause adverse tax treatment to Executive under Section 409A of the Code. “Equity Awards” means all options to purchase shares of Company common stock, as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights. The accelerated vesting described above shall be effective as of the Separation. In the event an Equity Award eligible for acceleration is subject to performance metrics or factors, then the vesting acceleration provided for herein shall be based on achievement of such performance award “at-target.”

       (c)            Pay in Lieu of Continued Employee Benefits. If Executive timely elects continued coverage under COBRA, the Company or its successor shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the twelve (12) month period following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of the Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage, shall commence on the later of (i) the first day of the month following the month in which Executive experiences a Separation and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (x) the effective date on which Executive becomes covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the last day of the period twelve (12) months after the Separation, provided that, any taxable payments under Section 3(c) will not be paid before the first business day occurring after the sixtieth (60th) day following the Separation and, once they commence, will include any unpaid amounts accrued from the date of Executive’s Separation (to the extent not otherwise satisfied with continuation coverage). However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described in Section 6(e)(3) below spans two calendar years, then the payments which constitute deferred compensation subject to Section 409A of the Code will not in any case be paid in the first calendar year. Executive shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

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       (d)            General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 3 shall not apply unless the Executive (i) has executed the Release and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The Company will deliver the form of Release to the Executive within thirty (30) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form, and in all events within sixty (60) days following the termination event described in Section 3, as applicable.

4.            Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2 or 3 above, in connection with any termination of employment (whether or not a Qualifying Termination or a CIC Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs or at such earlier time as may be required by applicable law. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.

5.            Covenants.

       (a)            Non-Competition. The Executive agrees that, during employment with the Company, the Executive shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

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       (b)            Cooperation. The Executive agrees that Executive shall cooperate with Company and its subsidiaries and affiliates for twelve (12) months following a Qualifying Termination (“Cooperation Period”). Without limiting the generality of the foregoing, during the Cooperation Period, upon Company’s request, Executive will cooperate with Company and its subsidiaries and affiliates with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to Company or its affiliates during Executive’s employment with Company (including, without limitation, Executive being available to Company upon notice for interviews and factual investigations, appearing at Company’s request to give testimony without requiring service of a subpoena or other legal process, and turning over to Company all relevant Company documents, including emails and text messages, which are or may have come into Executive’s possession during Executive employment with Company.)

       (c)            Non-Disparagement. To the maximum extent permitted by applicable law, Executive agrees not to make disparaging remarks, comments, or statements about the Company, the Company’s employees, agents, representatives, officers, directors or investors. Executive agrees that Executive will not make any statements, written or oral, including but not limited to, posting comments, videos, or audio recordings on social media websites or applications (including, but not limited to, Facebook, Twitter, Instagram, SnapChat, Photobucket, Glass Door, LinkedIn, Yelp, YouTube, and Reddit) or cause or encourage others to make any such statements that defame, disparage, or in any way criticize the personal and/or business reputations, practices, or conduct of the Company or the Company’s employees, agents, representatives, officers, directors or investors. Executive also agrees that Executive will not intentionally act in any manner that may damage the business or reputation of the Company, the Company’s employees, agents, representatives, officers, directors or investors. Executive also agrees that other than identifying the Company as a prior employer, Executive will not use any of the Company’s or the Company’s employees’, agents’, representatives’, officers’, directors’ or investors’ names, images, or likenesses in any statements, written or oral, including but not limited to, posting comments, videos, or audio recordings on social media websites. This provision is not intended to prohibit Executive from reporting concerns to, filing a charge or complaint with, making lawful disclosures to, providing documents or other information to or participating in an investigation or hearing conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other federal, state or local agency charged with the enforcement of any laws. The Company agrees that officers and directors who are aware of Executive’s claims likewise will not make or publish, or authorize the making or publishing of, disparaging statements about Executive in any forum or medium. Executive recognizes that the Company cannot control the speech of its employees who are not its officers and directors. Nonetheless, if the Company learns of any disparagement of Executive by Company employees through or in any workplace communication or work platform, the Company will take all reasonable steps to prevent and eliminate such conduct.

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6.            Definitions.

       (a)            “Cause” means: (i) Executive’s failure to perform his or her assigned duties and responsibilities as an employee (other than a failure resulting from Executive’s Disability) after receiving written notice thereof from the Company or the Board describing Executive’s failure to perform such duties or responsibilities and a 30 day opportunity to cure such failure (to the extent capable of cure); (ii) Executive engaging in any act of dishonesty, fraud or misrepresentation with respect to the Company that has or is reasonably likely to result in material harm to the Company or its stockholders; (iii) Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates that has or is reasonably likely to result in material harm to the Company or its stockholders; (iv) Executive’s breach of his or her representations in this Agreement, any provision of his or her confidentiality agreement or invention assignment agreement between Executive and the Company (or any affiliate of the Company) or of his or her statutory duties to the Company and its stockholders; or (v) Executive being convicted of, or entering a plea of nolo contendere to, any felony.

       (b)            “Code” means the Internal Revenue Code of 1986, as amended.

       (c)            “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; provided that such event in (i) through (iii) (including any series of such events) also qualifies as a “change in control event” under Section 409A of the Code.

       (d)            “CIC Qualifying Termination” means a Separation (i) within three (3) months prior or twelve (12) months following a Change in Control as a result of (A) the Company or its successor terminating the Executive’s employment with the Company for any reason other than Cause or (B) the Executive voluntarily resigning Executive’s employment with the Company for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination.

       (e)            “Good Reason” means, without the Executive’s consent, (i) a material reduction in Executive’s base salary (other than a general reduction in base salary that affects similarly situated employees in similar proportions); (ii) a material reduction of Executive’s authority, duties or responsibilities except that a reduction in authority, duties, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when an officer of the Company remains an officer following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made an officer of the acquiring corporation) will not constitute “Good Reason”; or (iii) a material change in the geographic location of Executive’s primary work facility or location that increases his or her one way commute by at least 35 miles. In order for an event to qualify as Good Reason, Executive must provide written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 30 days after the initial existence of the grounds for “Good Reason,” the Company fails to reasonably remedy such act or omission within 30 days thereafter, and Executive’s resignation from all positions is effective not later than 30 days after the expiration of such cure period.

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       (f)            “Qualifying Termination” means a Separation more than three (3) months prior to a Change in Control or more than twelve (12) months following a Change in Control, in each case as a result of (A) the Company or its successor terminating the Executive’s employment with the Company for any reason other than Cause or (B) the Executive voluntarily resigning Executive’s employment with the Company for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.

       (g)            “Release Conditions” mean the following conditions: (i) Company has received the Executive’s executed Release, and (ii) any rescission period applicable to the Executive’s executed Release has expired without the Executive revoking or rescinding the Release.

       (h)            “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

7.            Successors.

       (a)            Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form reasonably satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

       (b)            Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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8.            Golden Parachute Taxes.

       (a)            Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that the above clause (ii)(B) of this Section 8 applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, except to the extent that it would cause adverse tax treatment to Executive under Section 409A of the Code, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount) and otherwise the Company shall make such determination. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 8(b) hereof shall apply, and the enforcement of Section 8(b) shall be the exclusive remedy to the Company.

       (b)            Adjustments. If, notwithstanding any reduction described in Section 8(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 8(b), Executive shall pay the Excise Tax.

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9.            Miscellaneous Provisions.

       (a)            Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A of the Code to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A of the Code to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A of the Code, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A of the Code under another provision of Section 409A of the Code. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the period of time comprising (x) the time to consider and make effective the Release and (y) the time after the expiration or cessation of any cure period or attempt to cure Good Reason, spans two calendar years, then, any payments that constitute deferred compensation subject to Section 409A of the Code will be made in the second calendar year. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code.

       (b)            Other Arrangements. This Agreement supersedes any and all severance arrangements, vesting acceleration arrangements, or arrangements regarding a Change in Control under any agreement, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including change in control severance arrangements pursuant to an employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits. In no event shall any individual receive cash severance benefits under both this Agreement and any other vesting acceleration arrangement, severance pay or salary continuation program, plan or other arrangement with the Company.

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       (c)            Dispute Resolution. The Company and Executive agree that any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this paragraph, will be determined by arbitration administered by JAMS pursuant to their Employment Arbitration Rules and Procedures which are located at https://www.jamsadr.com/rules-employment-arbitration/ and available from the Company by request. The arbitration will be conducted in the Executive’s county of residence, or the geographically closest office of JAMS, or such other location as the Parties may agree, or where otherwise required by applicable law. This mutual agreement to arbitrate claims related to this Agreement will not include claims that, as a matter of federal law or state/local law that is not preempted by federal law, the parties cannot agree to arbitrate.

       Unless applicable law requires otherwise, the arbitrator will have the authority to determine the enforceability of this Agreement as well as whether a claim is arbitrable, both of which will be decided under the Federal Arbitration Act. This Agreement does not include an agreement for Executive to arbitrate claims on a class, collective or representative basis.  To the fullest extent permitted by law, no arbitrator shall have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or to grant relief other than on an individual basis to the individual claimant involved. Disputes do not include: (i) claims that, as a matter of federal, state or local law, the Parties cannot agree to arbitrate, on a pre-dispute basis or otherwise (unless such claims are preempted by federal law). The arbitrator shall have the authority to adjudicate any cause of action, or the entire claim, pursuant to a motion for summary judgment and/or adjudication and to set deadlines for filing motions for summary judgment and/or adjudication, and to set briefing schedules for any motions.  If there is a conflict between the JAMS Rules and this Agreement, this Agreement governs.

       Any arbitral award determination shall be final and binding on the Company and Executive and may be entered as a judgment in a court of competent jurisdiction. The arbitrator must issue an award in writing which shall include a written, reasoned statement of decision or opinion that fully sets forth (a) an application of the facts to the law of the case; (b) findings of fact from the evidence presented; (c) conclusions of law based upon the parties’ respective legal theories; and (d) the arbitrator’s calculations of the types of damages and/or other monetary remedies awarded to any party, if any.

       All arbitration fees and costs relating to the arbitrator and the arbitration proceeding itself will be paid for by the Company.  Each Party will pay its own attorneys’ fees and costs, if any; provided that if either Party prevails on a claim which affords the prevailing Party attorneys’ fees pursuant to applicable law, statute, or contract, the arbitrator may award reasonable attorneys’ fees and costs consistent with applicable law.

       Nothing in this section prevents either party from participating as a witness in any proceeding.  Nor does this section limit any right that Executive may have regarding the disclosure information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.  This section does not prevent Executive from making truthful statements or disclosures about alleged unlawful employment practices.  Nor does this section limit any rights Executive may have regarding reporting any allegations of unlawful conduct to federal, state, or local officials for investigation.  Executive and the Company agree that the enforceability of this paragraph will be governed exclusively by the Federal Arbitration Act and acknowledge that the Company’s business and Executive’s employment involve interstate commerce.

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       Nothing in this section prevents Executive from discussing or disclosing information about unlawful acts in the workplace. This agreement to arbitrate is freely negotiated between Executive and Company and is mutually entered into between the parties. By entering into this Agreement, the Parties are waiving all rights to have their disputes heard or decided by a jury or in a court trial.

       ________ By initialing here, Executive acknowledges that he or she has read this paragraph and agrees with the arbitration provision.

       (d)            Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with a reputable nationally recognized overnight courier, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

       (e)            Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

       (f)            Withholding Taxes. All payments made under this Agreement shall be subject to applicable withholding and income taxes.

       (g)            Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

       (h)            No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate the Executive’s service at any time and for any reason, with or without Cause.

       (i)            Choice of Law. The laws of Executive’s state of residence during the applicable time period (the “Executive State”), without respect to its provisions for conflict of laws, will govern this Agreement. Pursuant to Section 9(c) above any dispute, controversy, or claim arising out of, based upon, or relating to this Agreement will be submitted to arbitration in compliance with the terms of Section 9(c). To the extent a claim is not covered by Section 9(c), each Party hereby (a) expressly consents to the exclusive personal jurisdiction and venue of the state and federal courts located in the Executive State.

[Signature Page to Severance and Change in Control Agreement Follows]

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       IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

EXECUTIVE		ENERGOUS CORPORATION

/s/ Mallorie Burak		/s/ David Roberson
Name:	Mallorie Burak	By:	David Roberson
		Title:	Chairman of the Board

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